Issuer Free Writing Prospectus

Filed pursuant to Rule 433 under the Securities Act of 1933

Registration Statement on Form S-3: No. 333-181351

$150,000,000

SALLY HOLDINGS LLC

SALLY CAPITAL INC.

5.75% SENIOR NOTES DUE 2022

PRICING TERM SHEET

September 5, 2012

On May 15, 2012, the Issuers issued $700,000,000 aggregate principal amount of 5.75% Senior Notes due 2022 (the “existing notes”) pursuant to an indenture dated as of May 18, 2012, among the Issuers, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture dated as of May 18, 2012, among the Issuers, the guarantors party thereto and the Trustee (as so supplemented, the “Indenture”). The notes offered hereby (the “new notes”) are being issued as “additional notes” under the Indenture. The existing notes and the new notes are collectively referred to in this Pricing Supplement as the “notes.”

Issuers:	Sally Holdings LLC and Sally Capital Inc.

Title of Securities:	5.75% Senior Notes due 2022

Series of Notes

The new notes are an additional issuance of, will be fully fungible with, rank equally with and form a single series with the existing notes. The new notes will have the same CUSIP number assigned to the existing notes.

Principal Amount:	$150,000,000

Gross Proceeds:	$159,375,000

Final Maturity Date:	June 1, 2022

Issue Price:	106.250%, plus accrued interest from and including May 18, 2012, the date of the original issuance of the existing notes, to but excluding the date of the issuance of the new notes

Coupon:	5.750%

Yield to Worst:	4.772%

Yield to Maturity:	4.932%

Interest Payment Dates:	June 1 and December 1. Interest will accrue on the new notes from and including May 18, 2012.

First Interest Payment Date:	December 1, 2012

Interest Record Dates:	May 15 and November 15

Optional Redemption:

The notes will be redeemable, at the Company’s option, in whole or in part, at any time on or after June 1, 2017 at the redemption prices set forth below plus accrued and unpaid interest, if any, if redeemed during the twelve-month period commencing on June 1 of the years set forth below:

	2017	102.875%
	2018	101.917%
	2019	100.958%
	2020 and thereafter	100.000%

In addition, the Company at its option may redeem up to 35% of the aggregate principal amount of the notes prior to June 1, 2015, with the net proceeds from certain equity offerings at a redemption price of 105.750%, plus accrued and unpaid interest.

The notes may also be redeemed or purchased (by the Company or any other person), in whole or in part, at the Company’s option, at any time prior to June 1, 2017 at a price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium and accrued and unpaid interest.

Sole Book-Running Manager:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Trade Date:	September 5, 2012

Settlement Date:	September 10, 2012 (T+3)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Distribution:	SEC registered

CUSIP and ISIN Numbers:	CUSIP: 79546V AJ5 ISIN: US79546VAJ52

Other information (including financial information) is deemed to have changed to the extent affected by the changes described above.

The issuers have filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuers and Sally Beauty Holdings, Inc. have filed with the SEC for more complete information about the issuers and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuers, the underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or email dg.prospectus_requests@baml.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.